Exhibit 99.1

Ciber, Inc.
6312 S. Fiddler’s Green Circle, Suite 600E
Greenwood Village, CO 80111
www.ciber.com

CIBER ENTERS INTO AN AMENDMENT PROVIDING FOR AN EXTENSION OF THE DATES BY WHICH THE COMPANY MUST CLOSE A FINANCIAL TRANSACTION

GREENWOOD VILLAGE, Colo. – December 31, 2016 – Ciber, Inc. (NYSE: CBR), a leading global information technology consulting, services and outsourcing company, today announced that on December 30, 2016, it entered into Amendment No. 9 (the “Amendment”), effective December 31, 2016, with Wells Fargo Bank NA, (“Wells Fargo”), the lender under the Company’s Asset Based Lending Facility. As previously disclosed, the Company and Wells Fargo agreed that the Company must receive a letter of intent by November 1, 2016, and, by December 31, 2016, close a potential refinancing, refinancing, or any merger, acquisition, joint venture, divestiture, or other disposition of some or all of the assets of the Company with aggregate proceeds of at least $25 million (the “Financial Transaction”). The Amendment provides for an extension of the dates by which the Company must receive a letter of intent to January 15, 2017 and close the Financial Transaction to January 31, 2017. The Amendment also provides, among other things, a limitation in the amount of intercompany advances the Company can make to fund the working capital needs of its international operations. The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, to be filed as an exhibit to the Company’s Annual Report on Form 10-K.

About Ciber, Inc.

Ciber is a global IT consulting company with approximately 5,500 employees in North America, Europe and Asia/Pacific. Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value. Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.ciber.com and follow us on Twitter, LinkedIn, Facebook, Google Plus and our blog.
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Contact:
Scott Kozak
Global Communications, Investor and Industry Relations
303-967-1379
skozak@ciber.com